Exhibit 5.1

December 21, 2015

Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, NY 10022

Re:	Arc Logistics Partners LP – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Arc Logistics Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended on the effective date thereof being referred to herein as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof and to which this opinion is an exhibit. The Registration Statement relates to the offering for resale of up to 1,745,669 common units representing limited partner interests in the Partnership (the “Common Units”), for the account of the selling unitholders identified in the Registration Statement. We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”).

In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 12, 2013 (the “Partnership Agreement”), (ii) the Certificate of Limited Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) in connection with the formation of the Partnership, (iii) the First Amended and Restated Limited Liability Company Agreement of Arc Logistics GP LLC, the general partner of the Partnership (the “General Partner”), dated as of November 12, 2013, and (iv) such other certificates, statutes and other instruments and as we have deemed necessary or appropriate for purposes of this letter. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and the General Partner and such agreements, certificates of public officials, certificates of officers or other representatives of the Partnership, the General Partner and others and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

December 21, 2015 Page 2

In our examination, we have assumed the (i) legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or copies, (ii) parties to any executed documents, other than the Partnership, the General Partner and the directors and officers of the General Partner, had the power, corporate or otherwise, to execute and deliver such documents and such documents constitute a legal, valid and binding obligation of such parties, (iii) all information contained in all documents reviewed by us is true and correct, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws, (v) all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and any applicable supplement to the Prospectus and (vi) if applicable, one or more supplements to the Prospectus contained in the Registration Statement will have been prepared and filed with the Commission describing the Common Units offered thereby.

Based upon and subject to the foregoing, we are of the opinion that the Common Units have been validly issued. Under the Delaware Act, the purchasers of the Common Units will have no obligation to make payments for their purchase of such Common Units (other than the initial purchase price) or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership.

The opinion expressed herein is qualified in the following respects:

(i) The foregoing opinion is limited in all respects to the Delaware Act, the Delaware Limited Liability Company Act and the federal laws of the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

(ii) The Delaware Act provides that a limited partner who receives a distribution after which the liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, would exceed the fair value of the assets of the Partnership and knew at the time the distribution was in violation of the Delaware Act will be liable to the Partnership for the amount of the distribution for three years from the date of the distribution. Further, the Delaware Act provides that, upon the winding up of the Partnership, if (a) the Partnership distributes its assets other than in the following order: (i) to creditors in satisfaction of their liabilities; (ii) to partners and former partners in satisfaction of liabilities for distributions owed under our partnership agreement; (iii) to partners for the return of their contribution; and (iv) to the partners in the proportions in which the partners share in distributions and (b) the limited partner receives a distribution of assets other than the order described in (a) and knew at time the distribution was other than the order described in (a) will be liable to the Partnership for three years from the date of the distribution. An assignee who becomes a limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.